Exhibit 99.1

Media Contact:	or	Investor/analyst contact:
Bobbie Egan		Chris Berry
Media Relations Manager		Managing Director of Investor Relations
(206) 392-5134		(206) 392-5260

Oct 3, 2012

Alaska Air Group Reports September Operational Results

SEATTLE - Alaska Air Group Inc. (NYSE: ALK) today reported September operational results for its subsidiaries, Alaska Airlines and Horizon Air, and on a combined basis. Detailed information is provided below.

ALASKA AIRLINES - MAINLINE
Alaska reported a 5.1 percent increase in traffic on a 5.0 percent increase in capacity compared to September 2011. This resulted in a 0.1-point increase in load factor to a September record 84.0 percent. Alaska also reported 89.6 percent of its flights arrived on time in September, compared to the 91.7 percent reported in September 2011.
The following table shows Alaska's operational results for September and year-to-date 2012, compared to the prior-year periods:

	September				Year-to-Date
	2012	2011	Change		2012	2011	Change
Revenue passengers (in thousands)	1,460	1,446	1.0%		14,012	13,479	4.0%
Revenue passenger miles RPM (in millions)	1,899	1,807	5.1%		18,351	17,011	7.9%
Available seat miles ASM (in millions)	2,260	2,153	5.0%		21,124	19,991	5.7%
Passenger load factor	84.0%	83.9%	0.1	pts	86.9%	85.1%	1.8	pts
On-time arrivals as reported to U.S. DOT	89.6%	91.7%	(2.1	) pts	88.1%	88.5%	(0.4	) pts

-more-

HORIZON AIR
Horizon reported a 4.3 percent increase in September traffic on a 7.9 percent increase in capacity compared to September 2011. This resulted in a 2.6-point decrease in load factor to 76.7 percent. Horizon also reported a record 94.0 percent of its flights arrived on time in September, compared to the 92.6 percent reported in September 2011.
The following table shows Horizon's operational results for September and year-to-date 2012, compared to the prior-year periods:

	September				Year-to-Date
	2012	2011	Change		2012	2011	Change
Revenue passengers (in thousands)	547	528	3.6%		5,053	5,020	0.7%
RPMs (in millions)	168	161	4.3%		1,559	1,635	(4.6)%
ASMs (in millions)	219	203	7.9%		1,996	2,097	(4.8)%
Passenger load factor	76.7%	79.3%	(2.6	) pts	78.1%	78.0%	0.1	pts
On-time arrivals	94.0%	92.6%	1.4	pts	91.8%	84.8%	7.0	pts
The year-to-date decline in capacity and traffic for Horizon from the prior year is due primarily to the completion of Horizon's transition out of the CRJ-700 regional jet. This transition was completed in June 2011.

AIR GROUP (including flights operated by third parties)
On a combined basis, Air Group reported a 5.1 percent increase in traffic on a 5.1 percent increase in capacity compared to September 2011. This resulted in flat year-over-year load factor of 83.5 percent. These statistics include flights operated by Alaska and those under capacity purchase agreements, including Horizon, SkyWest and PenAir.
The following table shows the operational results for September and year-to-date 2012, compared to the prior-year periods:

	September			Year-to-Date
	2012	2011	Change	2012	2011	Change
Revenue passengers (in thousands)	2,055	2,018	1.8%	19,510	18,707	4.3%
RPMs (in millions)	2,109	2,007	5.1%	20,287	18,849	7.6%
ASMs (in millions)	2,527	2,404	5.1%	23,557	22,329	5.5%
Passenger load factor	83.5%	83.5%	—	86.1%	84.4%	1.7	pts

-more-

Alaska Airlines, a subsidiary of Alaska Air Group (NYSE: ALK), together with its partner regional airlines, serves 95 cities through an expansive network in Alaska, the Lower 48, Hawaii, Canada and Mexico. Alaska Airlines has ranked “Highest in Customer Satisfaction Among Traditional Network Carriers” in the J.D. Power and Associates North America Airline Satisfaction StudySM for five consecutive years from 2008 to 2012. For reservations, visit www.alaskaair.com. For more news and information, visit the Alaska Airlines newsroom at www.alaskaair.com/newsroom.

# # #